Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2021 Results

Irvine, CA, March 10, 2022 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the “Company”) announces its financial results for the quarter and year ended December 31, 2021.

For the fourth quarter of 2021, the Company reported net earnings of $3.6 million, or $0.15 per diluted common share, and core earnings (loss) of $(5.0) million, or $(0.23) per diluted common share, as compared to a net (loss) of $(2.2) million, or $(0.10) per diluted common share, and core earnings of $3.3 million, or $0.16 per diluted common share, for the fourth quarter of 2020.

For the year ended December 31, 2021, the Company reported a net (loss) of $(3.9) million, or $(0.22) per diluted common share, and core earnings (loss) of $(12.4) million, or $(0.58) per diluted common share, as compared to a net (loss) of $(88.2) million, or $(4.15) per diluted common share, and core earnings (loss) of $(58.7) million, or $(2.76) per diluted common share, for the year ended December 31, 2020.

Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (“non-GAAP”). Core earnings (loss) is a financial measurement calculated by adjusting GAAP earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and legacy non-recurring expenses. The Company believes core earnings (loss) more accurately reflects the Company’s current business operations of mortgage originations. Core earnings (loss) adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than management’s determination of fundamental operating income (loss) that reflects the Company’s current business operations. See the discussion and reconciliation of non-GAAP core earnings (loss) further below under “Non-GAAP Financial Measures.”

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
(unaudited)	2021	2021	2020	2021	2020
Revenues:
Gain on sale of loans, net	$14,861	$19,608	$21,455	$65,294	$14,004
Servicing (expense) fees, net	(39)	(124)	(131)	(432)	3,603
(Loss) gain on mortgage servicing rights, net	(68)	101	(1,624)	34	(28,509)
Real estate services fees, net	212	244	294	1,144	1,312
Other	(29)	(11)	3	279	1,498
Total revenues, net	14,937	19,818	19,997	66,319	(8,092)
Expenses:
Personnel expense	13,204	12,685	13,255	52,778	52,880
Business promotion	2,249	2,185	552	7,395	3,859
General, administrative and other	5,040	4,927	6,116	21,031	24,534
Total expenses	20,493	19,797	19,923	81,204	81,273
Operating (loss) earnings:	(5,556)	21	74	(14,885)	(89,365)
Other income (expense):
Net interest income	403	777	708	2,398	5,137
Change in fair value of long-term debt	1,459	(1,803)	(1,802)	2,098	1,899
Change in fair value of net trust assets	7,284	3,112	(1,092)	6,582	(5,688)
Total other income (expense)	9,146	2,086	(2,186)	11,078	1,348
Earnings (loss) before income taxes	3,590	2,107	(2,112)	(3,807)	(88,017)
Income tax expense	8	21	78	71	133
Net earnings (loss)	$3,582	$2,086	$(2,190)	$(3,878)	$(88,150)
Other comprehensive earnings (loss):
Change in fair value of instrument specific credit risk	(1,148)	631	505	(2,722)	(20)
Total comprehensive earnings (loss)	$2,434	$2,717	$(1,685)	$(6,600)	$(88,170)

Diluted weighted average common shares	21,359	21,345	21,255	21,332	21,251
Diluted earnings (loss) per share	$0.15	$0.08	$(0.10)	$(0.22)	$(4.15)

Net (loss) for the year ended December 31, 2021 decreased to $(3.9) million as compared to $(88.2) million for the year ended December 31, 2020. The year over year decrease in net loss was primarily due to a $51.3 million increase in gain on sale of loans, net, a $28.5 million decrease in loss on sale of mortgage servicing rights, net, as well as a $9.7 million increase in other income. The increase in gain on sale of loans, net for 2021 was due to origination volumes increasing to $2.9 billion, with margins of 225 basis points (bps), as compared to $2.7 billion in originations in 2020, with margins of approximately 51 bps. Margins increased year over year primarily due to the temporary suspension of lending in 2020, as well as an increase in NonQM production. The decrease in loss on sale of mortgage servicing rights, net was due to a $28.5 million reduction as a result of the sale of $4.2 billion in unpaid principal balance (UPB) of Freddie Mac and GNMA MSRs in the second and third quarters of 2020 resulting in losses of $6.5 million, as well as losses of $22.0 million resulting from changes in fair value of MSRs as a result of prepayments and prepayment assumptions during 2020. Additionally, other income increased $9.7 million year over year primarily due to a decrease in residual discount rates on the long-term mortgage portfolio.

Total expenses decreased slightly to $81.2 million for the year ended December 31, 2021 compared to $81.3 million for the comparable period 2020. Personnel expense decreased $102 thousand to $52.8 million for the year ended December 31, 2021 as compared to the same period in 2020. We continue to expand our NonQM platform as well as balance the industry wide escalation in cost of production and operational talent as we manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model. As a result, average headcount increased 1% for the year ended December 31, 2021 as compared to the same period in 2020. Personnel expense decreased to 182 bps of fundings during the year ended December 31, 2021 as compared to 193 bps for the comparable 2020 period.

Business promotion increased $3.5 million to $7.4 million for the year ended December 31, 2021 compared to $3.9 million for the comparable period in 2020. Business promotion had remained low as a result of the interest rate environment which required significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to target NonQM production in the retail channel, continue to expand production outside of California and maintain our lead volume as competition increased. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the competitiveness within the California market has driven up advertising costs.

General, administrative and other expenses decreased to $21.0 million for the year ended December 31, 2021 compared to $24.5 million for the same period in 2020. The decrease in general, administrative and other expenses was primarily due to a $1.4 million decrease in premiums associated with the corporate-owned life insurance trusts liability, a $1.0 million decrease in other various general and administrative expenses, an $889 thousand decrease in legal and professional fees, a $724 thousand decrease in occupancy expense partially due to right of use (ROU) asset impairment during the first quarter of 2020 and a reduction in occupancy expense associated with the vacated space. Partially offsetting these decreases in general, administrative and other expenses was a $499 thousand increase in insurance expense.

Origination Data
(in millions)

Total Originations	Q4 2021	Q3 2021%		Q4 2020%
Retail	$497.3	$533.7	-7%	$753.3	-34%
Wholesale	$262.1	$148.9	76%	$56.7	362%
Total Originations	$759.4	$682.6	11%	$810.0	-6%

Total Originations	YE 2021	YE 2020	%
Retail	$2,318.3	$2,477.5	-6%
Wholesale	$585.1	$215.0	172%
Correspondent	-	$54.4	-100%
Total Originations	$2,903.4	$2,746.9	6%

NonQM Originations	Q4 2021	Q3 2021	%
Retail	$129.1	$53.5	141%
Wholesale	$253.0	$132.7	91%
NonQM Originations	$382.1	$186.2	105%

During the year ended 2021, total originations increased 6% to $2.9 billion as compared to $2.7 billion in 2020. Retail originations represented the largest channel of originations with 80%, or $2.3 billion, of total originations in 2021, which was down from 90% of total originations, or $2.5 billion, in 2020. The reduction in retail originations was due to our pivot, during the first quarter of 2021 to shift our focus on NonQM originations in both our retail and third-party originator (TPO) channels. For the fourth quarter of 2021, our total originations decreased to $759.4 million, a 6% decrease, as compared to $810.0 million for the fourth quarter of 2020. The increase in total originations in 2021 as compared to 2020, was the result of our temporary suspension of lending activities during 2020 due to uncertainty caused by the COVID-19 pandemic. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.

We re-engaged lending in the NonQM market during the fourth quarter of 2020, and have continued throughout 2021 rebuilding our TPO NonQM origination team in anticipation of increasing mortgage interest rates and declining conventional margins. With the increase in mortgage interest rates and margin compression seen in conventional originations in the first quarter of 2021, we accelerated our pivot to NonQM in both our TPO and Retail channels. During the year ended December 31, 2021, NonQM originations increased to $683.6 million, or 24% of total originations, as compared to $264.0 million, or 10% of total originations, for the year ended December 31, 2020.

During the three months ended December 31, 2021, NonQM originations increased to $382.1 million, as compared to $186.2 million for the three months ended September 30, 2021. In the fourth quarter of 2021, our NonQM originations exceeded conventional originations for the first time since the first quarter of 2019. We expect this trend to continue for the foreseeable future.

In 2021, our NonQM originations had a weighted average Fair Isaac Company credit score (FICO) of 747 and a weighted average LTV ratio of 65%. In 2020, our NonQM originations had a weighted average FICO of 730 and a weighted average LTV ratio of 68%. In 2021, the retail channel accounted for 28% of NonQM originations while the TPO channels accounted for 72% of NonQM production. In 2020, the retail channel accounted for 22% of NonQM originations while the TPO channels accounted for 78% of NonQM production.

We believe the quality, consistency and performance of our NonQM originations has been demonstrated through the previous issuance of 21 securitizations since 2018, whereby our originations were represented as the largest originator in over half of the deals and represented no less than the third largest originator in the other deals. Four of the 21 securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings.

At December 31 2021, the mortgage servicing portfolio increased to $71.8 million as compared to $30.5 million at December 31, 2020. We continue to sell whole loans on a servicing released basis to investors and selectively retain GNMA mortgage servicing.

The servicing portfolio incurred net servicing expense of $(0.4) thousand for the year ended December 31, 2021, as compared to net servicing fees of $3.6 million for the year ended December 31, 2020, as a result of the previous servicing sales in the second and third quarters of 2020 as well as portfolio runoff caused by the decrease in mortgage interest rates. Despite the increase in UPB of the servicing portfolio during 2021, we continue to recognize a servicing expense related to interim subservicing and other servicing costs due to the small UPB of our servicing portfolio.

At December 31, 2021, cash decreased to $29.6 million from $54.2 million at December 31, 2020. Cash balances decreased primarily due to payment of operating expenses as well as an increase in warehouse line haircuts as a result of an increase in warehouse borrowings.

Summary Balance Sheet	December 31,	December 31,
(in thousands, except per share data)	2021	2020
ASSETS
Cash	$29,555	$54,150
Mortgage loans held-for-sale	308,477	164,422
Mortgage servicing rights	749	339
Securitized mortgage trust assets	1,642,730	2,103,269
Other assets	41,260	47,126
Total assets	$2,022,771	$2,369,306

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$285,539	$151,932
Debt	66,536	64,413
Securitized mortgage trust liabilities	1,614,862	2,086,557
Other liabilities	45,898	50,753
Total liabilities	2,012,835	2,353,655
Total equity	9,936	15,651
Total liabilities and stockholders’ equity	$2,022,771	$2,369,306

Book value per share	$0.47	$0.74
Tangible Book value per share	$0.47	$0.74

As previously disclosed by the Company in connection with the Timm, et al v Impac Mortgage Holdings, Inc. litigation, the Company conducted a special meeting of Preferred B shareholders in order to allow the Preferred B shareholders to elect 2 new directors to the Company’s Board pursuant to the Circuit Court’s order. The special meeting was held on three separate dates. Because a quorum of Preferred B shareholders was never reached, the Preferred B shareholders have not yet elected any directors. The remaining outstanding items still to be finalized in the litigation, including the payment of three quarters of dividends on the Preferred B stock under the 2004 Preferred B Articles Supplementary (approximately $1.2 million, which had been previously accrued for), are being addressed at the Circuit Court by the parties. A hearing was held by the Circuit Court on February 18, 2022, at which time the court heard arguments on a variety of matters, including who the defined class is, as well as who will be the lead class representative and class counsel. Those matters are now under consideration by the judge and we are awaiting his ruling. As of December 31, 2021, we had cumulative undeclared dividends in arrears of approximately $19.1 million, or approximately $28.71 per outstanding share of Series B Preferred Stock. Additionally, every quarter the cumulative undeclared dividends in arrears increases by $0.5859 per Preferred B share, or approximately $390 thousand dollars.

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “While we are pleased with the Company’s fourth quarter GAAP income of approximately $4 million, we are disappointed with the delta to the Company’s core earnings results. That disappointment is tempered by the Company’s resiliency evidenced by our NonQM franchise. Our NonQM originations in the fourth quarter doubled over the third quarter, and positioned the Company for an annualized run rate of approximately $1.5 billion. The Company continues to navigate the market deterioration that commenced in the fourth quarter of 2021. Expectations related to forward short-term interest rates ushered in increasingly expensive structured financing terms, which necessitated the recalibration of NonQM note rates from the approximately 4% rate prevalent in 2021 to a desired target rate of 5.5% to 6%. The Company’s current locked pipeline reflects the climb up the rate ladder.” Mr. Mangiaracina, further commented, “The first quarter of 2022 introduced increased volatility and heightened market awareness of non-transitory inflation, and credit and liquidity risk brought on by geopolitical events. These layered risks cannot be effectively hedged in times of acute market dislocation. We will continue to be disciplined in our origination and capital markets activities and remain undeterred in our belief that the addressable market for NonQM will expand to our benefit once markets normalize with respect to volumes and margins.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods. Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net earnings (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results. Core earnings (loss), is considered a non-GAAP financial measurement. Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions, this financial metric reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net earnings (loss):

	For the Three Months Ended			For the Year Ended
Core Earnings (Loss)	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data)	2021	2021	2020	2021	2020
Net earnings (loss) before tax:	$3,590	$2,107	$(2,112)	$(3,807)	$(88,017)

Change in fair value of mortgage servicing rights	(32)	(150)	1,621	(221)	24,229
Change in fair value of long-term debt	(1,459)	1,803	1,802	(2,098)	(1,899)

Change in fair value of net trust assets, including trust REO gains	(7,284)	(3,112)	1,092	(6,582)	5,688
Legal settlements and professional fees, for legacy matters (1)	—	—	750	—	750
Legacy corporate-owned life insurance (2)	166	162	150	330	577
Core (loss) earnings before tax	$(5,019)	$810	$3,303	$(12,378)	$(58,672)

Diluted weighted average common shares	21,359	21,345	21,255	21,332	21,251
Diluted core (loss) earnings per common share before tax	$(0.23)	$0.04	$0.16	$(0.58)	$(2.76)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except per share data)	2021	2021	2020	2021	2020
Diluted earnings (loss) per common share	$0.15	$0.08	$(0.10)	$(0.22)	$(4.15)
Adjustments:
Income tax benefit	—	—	—	—	0.01
Cumulative non-declared dividends on preferred stock	0.02	0.02	—	0.04	—
Change in fair value of mortgage servicing rights	—	(0.01)	0.08	(0.01)	1.14
Change in fair value of long-term debt	(0.07)	0.08	0.08	(0.10)	(0.09)
Change in fair value of net trust assets, including trust REO gains	(0.34)	(0.14)	0.05	(0.31)	0.26
Legal settlements and professional fees, for legacy matters	—	—	0.04	—	0.04
Legacy corporate-owned life insurance	0.01	0.01	0.01	0.02	0.03
Diluted core (loss) earnings per common share before tax	$(0.23)	$0.04	$0.16	$(0.58)	$(2.76)

Conference Call

The Company will hold a conference call on March 11, 2021, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and answer investor questions. After the Company’s prepared remarks, management will host a Q&A session. To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com. Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 3849832 or accessing the webcast via our website at http://ir.impaccompanies.com. Dial-in 15 minutes prior to the scheduled start time to participate in the conference call. The conference call will be archived on the Company's website at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”” appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following: impact on the U.S. economy and financial markets due to the outbreak and continued effect of the COVID-19 pandemic, and any adverse impact or disruption to the Company’s operations; successful development, marketing, sale and financing of new and existing financial products, including NonQM products; ability to successfully re-engage in lending activities, recruit and hire talent to rebuild our TPO NonQM origination team, and increase NonQM originations; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology including cyber risk and data security risk; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise; the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome of any claims we are subject to, including any settlements of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; the effects of any acquisitions or dispositions of assets we may make; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q we file with the Securities and Exchange Commission and in particular the discussion of “Risk Factors” therein. This document speaks only as of its date and we do not undertake, and expressly disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements except as required by law.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment. Impac’s operations include mortgage lending, servicing, portfolio loss mitigation, real estate services, and the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, Chief Administrative Officer at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Website: http://ir.impaccompanies.com or www.impaccompanies.com